EXHIBIT 32.1

WRITTEN STATEMENT OF CHIEF EXECUTIVE OFFICER AND

CHIEF FINANCIAL OFFICER PURSUANT TO SECTION 906 OF THE
SARBANES — OXLEY ACT OF 2002

      The undersigned, the Chief Executive Officer and the Chief Financial Officer of Equity Office Properties Trust (“the Company”), each hereby certifies that to his/ her knowledge, on the date hereof:

(a) the Form 10-Q of the Company for the quarterly period ended September 30, 2004, filed on the date hereof with the Securities and Exchange Commission (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(b) information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: November 9, 2004

/s/ RICHARD D. KINCAID

Richard D. Kincaid
President and Chief Executive Officer

Date: November 9, 2004

/s/ MARSHA C. WILLIAMS

Marsha C. Williams
Executive Vice President and Chief Financial Officer